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                                                                     Exhibit 5.1



                                August 17, 2001




Standard Commercial Corporation
2201 Miller Road
Wilson, North Carolina 27893

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed on the date hereof by Standard Commercial Corporation, a North Carolina corporation (the "Company"), with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 829,567 shares of the Company's Common Stock, $0.20 par value per share (the "Shares"). We understand the Shares are to be issued pursuant to the Company's 2001 Performance Improvement Compensation Plan (the "Plan"). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, including the proceedings being taken in order to permit such transactions to be carried out in accordance with applicable state securities laws, the Shares when issued in the manner contemplated by the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                Very truly yours,


                                /s/ Wyrick Robbins Yates & Ponton LLP